Exhibit 99.1

Synthetech Reports Second Quarter Fiscal 2008 Results

Albany, Oregon, November 12, 2007 – Synthetech, Inc. (NZYM.OB) today announced financial results for the second quarter of fiscal 2008, which ended September 30, 2007.  Revenue for the quarter was $3.0 million, a 6% decrease compared to revenue of $3.2 million in the second quarter of fiscal 2007.  Operating loss for the current quarter was $841,000, compared to operating income of $203,000 for the same period last year.  Net loss for the current quarter was $861,000, or $0.06 per share, compared to last year’s second quarter net income of $198,000, or $0.01 per share.

For the first half of fiscal 2008, revenue of $7.2 million resulted in an operating loss of $705,000 and a net loss of $742,000, or $0.05 per share.  For the comparable period last year, revenue of $4.9 million resulted in an operating loss of $592,000 and a net loss of $587,000, or $0.04 per share.

International sales, mainly to Europe, were $1.3 million and $3.3 million in the second quarter and first six months of fiscal 2008, respectively, compared to $780,000 and $1.6 million in the second quarter and first six months of fiscal 2007, respectively.  International sales, like all of our revenues, are subject to significant quarterly fluctuations.

Financial results for the second quarter of fiscal 2008 were disappointing.  A net loss of $861,000 for the second quarter of fiscal 2008 was a significantly larger loss than Synthetech normally would have expected on quarterly revenue of $3.0 million.  Production process difficulties carried over from the first quarter combining to reduce revenue for the second quarter and increase the unit cost of the product produced.  Based on a typical product mix, second quarter revenue of $3.0 million is inadequate to support Synthetech’s cost structure which has been increasing over the past nine months in response to improving market conditions.  During the quarter, Synthetech incurred $385,000 of unfavorable inventory adjustments, approximately $197,000 of this amount relate to inventory items in support of specific customer drug development projects which have been discontinued.

Research and development expense for the first six months of fiscal 2008 compared to the comparable period of fiscal 2007 increased $67,000 primarily due to the result of compensation and related costs pertaining to an increase in the number of chemists employed by Synthetech; general increases in salaries and benefits; and costs associated with hiring of new employees.  These changes were made in response to improving business conditions and the need to provide competitive compensation packages.

Selling, general and administrative expense for the first six months of fiscal 2008 compared to the comparable period of fiscal 2007 increased $256,000 primarily as the result of an increase in stock-based compensation expense; the addition of a new senior sales position; general increases in salaries and benefits; and an increase in consulting fees related to the implementation of Section 404 of the Sarbanes-Oxley Act.

The Company’s cash and cash equivalents were $744,000 at September 30, 2007, compared to $259,000 at March 31, 2007.  Synthetech’s working capital was $4.7 million at September 30, 2007, compared to $5.6 million at March 31, 2007.

Synthetech, Inc.
Condensed Statements of Operations
(unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,
(in thousands, except per share data)	2007	2006	2007	2006

Revenue	$2,981	$3,187	$7,153	$4,930
Cost of revenue	2,838	2,110	5,821	3,808
Gross income	143	1,077	1,332	1,122

Research and development	346	277	674	607
Selling, general and administrative	638	597	1,363	1,107
Total operating expense	984	874	2,037	1,714

Operating income (loss)	(841)	203	(705)	(592)

Interest income	3	10	12	22
Interest expense	(23)	(16)	(49)	(18)
Income (loss) before income taxes	(861)	197	(742)	(588)

Income tax benefit	-	(1)	-	(1)
Net income (loss)	$(861)	$198	$(742)	$(587)

Basic and diluted income (loss) per share	$(0.06)	$0.01	$(0.05)	$(0.04)

Commenting on the financial results, Dr. Gregory Hahn, President and COO, stated, “Synthetech’s financial recovery encountered a setback during the second quarter of fiscal 2008.  While softer quarterly sales had some impact, production issues were the major contributor to disappointing revenue and net income.  We continue to focus significant resources on improving the reliability and performance of manufacturing resources.  Synthetech’s order backlog of approximately $3.4 million as of September 30, 2007 and additional orders received through November 12, 2007 suggest our markets remain reasonably robust, although order lead times remain short, limiting our visibility into the fourth quarter of fiscal 2008 and into fiscal 2009."

Dr. Daniel Fagan, Chairman and CEO stated, “We budgeted fiscal 2008 to be a mildly profitable rebuilding year in which Synthetech rebuilds its R&D and production capabilities for anticipated market demands in the future.  Our financial recovery and strategic activity have been temporarily delayed because of the first and second quarter production difficulties which are in the process of being resolved. Many of these products have never been manufactured on large scale and may therefore pose production challenges until commercial processes are developed.”

Management anticipates that Synthetech’s revenue will continue to be volatile from period to period.  Variability in Synthetech’s level of revenue is based primarily on its participation in large-scale customer projects and the timing of shipments arising from these projects.  Synthetech operates in a challenging business environment, characterized by the unpredictable dynamics and life cycle of pharmaceutical projects, which can lead to rapid fluctuations in the mix of projects and revenues.  As the uncertainties inherent in drug development projects remain outside of Synthetech’s control, it is difficult to predict the progress, timing and revenue potential of these projects.

About Synthetech

Synthetech, Inc. is a fine chemicals company specializing in organic synthesis, biocatalysis and chiral technologies.  Synthetech develops and manufactures amino acid derivatives, specialty amino acids, peptide fragments, proprietary custom chiral intermediates and specialty resins, primarily for the pharmaceutical industry.  Synthetech’s products support the development and manufacture of therapeutic peptides and peptidomimetic small molecule drugs at every stage of a customer’s clinical development pipeline, and are used as ingredients in drugs for the treatment of AIDS, cancer, cardiovascular and other diseases.

Forward-Looking Statements

This press release contains “forward looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements, other than statements of historical fact, are forward-looking, including, without limitation, statements regarding: future operating results; the timing and amount of shipments; recurrence of large-scale projects; resolution of manufacturing process difficulties; status of markets; and estimated quarterly stock-based compensation amounts for the remainder of fiscal 2008 and continued ongoing cost for implementing Section 404 of the Sarbanes-Oxley Act for the remainder of fiscal 2008.  Words such as “believe,” “anticipate,” “expect,” “estimate,” “project,” “will be,” “will continue,” “will likely result,” or words or phrases of similar meanings identify forward-looking statements.  Forward-looking statements reflect management’s current expectations, plans or projections and are inherently uncertain and actual results could differ materially from such expectations, plans or projections.  Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.  Risks and uncertainties that could cause actual results to differ significantly from management’s expectations include, but are not limited to, the following:  Synthetech's limited financial and other resources; the uncertain market for Synthetech's products; potential loss of a significant customer; customer concentration; potential termination or suspension by customers of significant projects or orders; potential period-to-period revenue or expense fluctuations; production factors and timely access to raw materials; industry cost factors and conditions; competition; government regulation; labor disputes; technological changes; international business risks; and future incentive stock awards. Investors are urged to read Synthetech’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended March 31, 2007, for a further description of risks and uncertainties related to forward-looking statements made by Synthetech as well as to other aspects of Synthetech's business. Those reports describe, some, but not all of the factors that could cause actual results to differ significantly from management’s expectations.  Additional risks and uncertainties not presently known to Synthetech or which Synthetech currently deems immaterial also may impair its business or operations.  Synthetech does not intend to release publicly any revisions to any forward-looking statements contained herein to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

MORE INFORMATION:	Web site: www.synthetech.com
E-mail: investor@synthetech.com

CONTACT:	Gary Weber, CFO
PO Box 646
Albany, Oregon 97321
541 967-6575